UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2007

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202
1555 Notre Dame Street East, Montreal, Quebec, Canada, H2L 2R5
(Address of principal executive offices, including zip code)

(303) 277-3500 / (514) 521-1786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

Item 2.05.  Costs Associated with Exit or Disposal Activities

On July 31, 2007, Molson Coors Brewing Company (the Company) committed to a plan to close its brewery in Edmonton, Alberta, and to shift that facility’s production to its other breweries in Canada.  The Edmonton facility brewed and packaged beer for the Company’s Molson Canada business unit, and had been producing less than 10% of Molson Canada’s annual production volume.  The transfer of operations to the other Canadian breweries is expected to take place during the fourth quarter of 2007 and be completed in the first quarter of 2008, during which the company expects to fully meet market demands from a supply perspective.

Approximately 136 employees will be impacted by the brewery’s closure.  The brewery’s unionized work force went on strike on May 30, 2007, and the brewery has not been operating since that date.  The closure of the brewery has been necessitated by changing industry dynamics in the Canada beer market and supports the Company’s cost containment goals.

The Company expects to record in the third quarter of 2007 a non-cash impairment charge of approximately $37 million pretax associated with the carrying amount of tangible fixed assets at the Edmonton brewery, which will be considered held for sale.  In addition, the Company is evaluating termination benefits to employees directly impacted by the closure and intends to treat all affected employees fairly, with any additional costs and cash expenditures being incurred in the second half of 2007. At this time, the company cannot reasonably determine the cost of providing such benefits.

Other associated costs to be recognized in the third and fourth quarters of 2007, including a possible loss on the partial settlement of a defined benefit pension plan and accelerated depreciation of certain other brewery assets, are estimated to be approximately $10-$12 million.  The company estimates a payback period of 4-5 years on the costs related to the closure.

Cash expenditures associated with the costs described above, excluding any potential termination benefits, are not expected to be significant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molson Coos Brewing Company

Date: July 31, 2007
/s/ Samuel D. Walker
Samuel D. Walker
Chief Legal Officer